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                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                       FRESH FOODS OF NORTH CAROLINA, LLC

                                       AND

                               HUDSON FOODS, INC.









                                 APRIL 10, 1998



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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement"), dated as of April 10, 1998, is by and between FRESH FOODS OF NORTH CAROLINA, LLC, a North Carolina limited liability company ("Fresh Foods") and wholly-owned subsidiary of WSMP, Inc., a North Carolina corporation ("WSMP"), and HUDSON FOODS, INC., a Delaware corporation ("Hudson") and wholly-owned subsidiary of Tyson Foods, Inc., a Delaware corporation ("Tyson").

         Hudson desires to sell the Business (as herein defined) together with all of the assets used in the operation thereof to Fresh Foods, and Fresh Foods desires to buy the Business and such assets from Hudson, all on the terms and subject to the conditions contained herein.

         Therefore, in consideration of the mutual representations, warranties, covenants and other agreements, and upon and subject to the terms and the conditions hereinafter set forth in this Agreement, the parties do hereby agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Accounting Practices" means GAAP in all material respects and, where inconsistent with GAAP, the prior accounting practices of Hudson and the Business.

         "Acquisition Proposal" is defined in Section 6.15.

         "Adjusted Closing Net Book Value" is defined in Section 2.5.

         "Affiliate" of a Person means another Person controlled by or controlling, or under common control with, such Person.

         "Assumed Liabilities" means (i) the liabilities of the Business identified on Schedule A hereto as Assumed Liabilities, (ii) all other liabilities of the Business, known or unknown, contingent or otherwise, and
(iii) all liabilities incurred after the Closing in connection with the operation of the Business by Fresh Foods; excluding however, any Excluded Liabilities.

         "Assumption Agreement" means the instrument in the form of Exhibit A attached hereto, to be executed and delivered at the Closing, pursuant to which Fresh Foods will assume the Assumed Liabilities.

         "Balance Sheet" means the unaudited balance sheet of the Business dated as of February 28, 1998 attached hereto as Schedule B.



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         "Beef Recall" means the events associated with the August 1997 recall of raw ground beef products processed at the Columbus, Nebraska facility then owned by Hudson, including but not limited to the possibility that such products may have been subject to a form of E. coli bacterial contamination.

         "Bill of Sale" means the instrument substantially in the form of Exhibit B attached hereto, to be executed and delivered at the Closing, pursuant to which certain Transferred Assets will be conveyed to Fresh Foods.

         "Business" means the business currently conducted by the Pierre Foods division of Hudson in Cincinnati, Ohio and in Caryville, Tennessee excluding the production and sale of chicken products to or in connection with Sam's Club, Burger King Corporation (and Restaurant Services, Inc.), Subway (and Independent Purchasing Cooperative, Inc.) and products marketed under the Classic Seasons line, including those sold to Price/Costco.

         "Charter Documents" means a Person's articles or certificate of incorporation and bylaws (or similar organizational documents).

         "Closing" means the consummation of the purchase and sale of the Business and the assumption of the Assumed Liabilities under the terms and subject to the conditions of this Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "Closing Net Book Value" is defined in Section 2.5.

         "COBRA" is defined in Section 6.28.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Compensation and Benefit Plans is defined in Section 3.17.

         "Competitive Business" is defined in Section 6.12.

         "Confidential Information" is defined in Section 6.11.

         "Contracts" includes all contracts, agreements, Permits, distribution agreements, sales and purchase agreements, arrangements, understandings, leases, subleases, licenses, sublicenses, indentures, mortgages, instruments of indebtedness and commitments, written or oral, with respect to the Business, to which the Person to whom reference is made is a party or by which such Person is bound or by which such Person or any of its properties may be bound or affected.

         "Designated Official" means Mr. James E. Harris or any other individual so designated by Fresh Foods.



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         "Disclosure Memorandum" means the memorandum, identified as such, executed and delivered by Hudson contemporaneously with the execution and delivery of this Agreement.

         "Employee Benefit" refers to employment-related obligations of Hudson, including all actual or contingent liabilities relating to unemployment, health, injury, death and retirement, as well as any and all items of a similar nature.

         "Employees" is defined in Section 3.17.

         "Encumbrance" means any mortgage, charge (whether fixed or floating), security interest, pledge, right of first refusal, lien (including, without limitation, any unpaid vendor's lien), option, hypothecation, title retention or conditional sale agreement, lease, option, restriction as to transfer or possession, or subordination to any right of any other Person.

         "ERISA" is defined in Section 3.17.

         "ERISA Affiliate" is defined in Section 3.17.

         "Excluded Assets" means (i) the assets of Hudson identified as Excluded Assets on Schedule A hereto, (ii) the Caryville, Tennessee and the Albert Lea, Minnesota facilities (other than the items of personal property thereat identified as "Transferred Assets" pursuant to clause (iv) of the definition thereof included herein), (iii) any items of rolling stock not specifically identified as Transferred Assets, (iv) all inventories and accounts receivable used for or derived from, and all contract rights related to, the sale of chicken products to or in connection with Sam's Club, Burger King Corporation (and Restaurant Services, Inc.) and Subway (and Independent Purchasing Cooperative, Inc.) or of products marketed under the Classic Seasons line, including those sold to Price/Costco, (v) any assets (including, without limitation, books, records and documents) relating to the Business formerly operated by Hudson as its Specialty Foods Division which are not a part of, or directly related to, the Business and (vi) any other assets of Hudson used in the Business which are not located in the Business's facility in Cincinnati, Ohio (unless such asset is specifically identified as a "Transferred Asset").

         "Excluded Liabilities" means any liability of Hudson to Tyson or to any Affiliate of Tyson or with respect to, or arising from, (i) the Salary Continuation Plan Agreements between Hudson and each of Norbert Woodhams, Robert Naylor and William Branstetter, (ii) Norbert Woodhams' Loyalty Bonus Plan, (iii) employment-related matters related to its Caryville, Tennessee facility, (iv) any Excluded Asset and (v) the Beef Recall.

         "February Net Book Value" means the book value of the Transferred Assets less the book value of the Assumed Liabilities as of February 28, 1998, determined with reference to the Balance Sheet.

         "GAAP" means United States generally accepted accounting principles, consistently applied.



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         "Governmental Entity" means any court or any governmental or other administrative or regulatory authority, department, ministry, agency or commission, whether federal, state or local, domestic or foreign.

         "Hudson Transition Services" is defined in Section 6.23.

         "Indemnified Party" is defined in Section 6.9.

         "Indemnifying Party" is defined in Section 6.9.

         "Intellectual Property" shall mean (i) the patents, trademarks, service marks and trade names listed on Schedule 3.19 of the Disclosure Memorandum, the other trade rights, copyrights and applications for issuance or registration of any of the foregoing, and (ii) the trade secrets, software computer codes, product codes, data bases and other confidential, nonpublic, or similar information necessary to the conduct of the Business as the same is presently conducted (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information). Notwithstanding the foregoing, "Intellectual Property" shall not include any right, title or interest in the names "Tyson", "Hudson" and "Schweigert."

         "Invention" is defined in Section 6.26.

         "Knowledge of Hudson" or "Hudson's Knowledge" (or words of similar import) refers to all those things known by Leland Tollett, Wayne Britt, Dennis Leatherby, Joe March, Randy Featherston, Bill Wiebe, Dan Serano, Caroline Campbell, Read Hudson and Courtney Smith, or that would be known by any of them after reasonable inquiry about the thing or things in question.

         "Litigation" is defined in Section 3.11.

         "Material Adverse Effect" means a material adverse effect on or change in (i) the business, assets, financial condition or prospects of the Business,
(ii) the relationship of Hudson with any material customer or supplier of the Business, (iii) any Material Contract or (iv) the transactions contemplated by this Agreement.

         "Material Contract" is defined in Section 3.8.

         "Neutral Auditors" is defined in Section 2.5.

         "Patent Application" is defined in Section 6.26.

         "Permit" includes any approval, authorization, certificate of convenience and necessity, qualification, consent, franchise, license, security clearance, easement, order or other permit issued or granted by any Governmental Entity.



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         "Permitted Encumbrances" is defined in Section 3.4.

         "Person" means a corporation, partnership, trust, limited liability company, other business entity or individual.

         "Plans" is defined in Section 3.17.

         "Real Property" is defined in Section 3.4.

         "Resolution Period" is defined in Section 2.5.

         "Restricted Territory" is defined in Section 6.12.

         "Rule" means any law, statute, rule, regulation, order, court decision, judgment or decree of any federal, state, territorial, provincial or municipal authority.

         "Tax" or "Taxes" means all forms of levies, taxes, customs and other duties normally deemed to be of a fiscal or customs nature, including but not limited to (a) all taxes levied, imposed or assessed under the Code or any Rule, in the United States or elsewhere; (b) all taxes in the nature of an income tax, use tax, sales tax, consumption tax, value added tax, payroll tax, group tax, undistributed profits tax, fringe benefits tax, recoupment tax, withholding tax, land tax, water rates, municipal rates, stamp duties, gift duties or other state, territorial, provincial or municipal charges or impositions levied, imposed or collected by any Governmental Entity; and (c) any additional tax, interest, penalty, charge, fee or other amount of any kind assessed, charged or imposed in relation to the non-, late, short or incorrect payment of the same or the failure to file any return.

         "Threshold" is defined in Section 6.9.

         "Transferred Accounts" means those bank accounts listed on Schedule A.

         "Transferred Assets" means all right, title and interest of Hudson in, to and under all of the properties, assets and rights of Hudson referred to in clauses (i) through (xii) below, but only to the extent that such properties, assets and rights are primarily related to, primarily used in or dedicated to, or otherwise necessary to, the Business and are not Excluded Assets:

         (i) All interests (both freehold and leasehold) in the Real Property, together with all related certificates of occupancy, Permits, plans, specifications, surveys, inspection reports, site inspections and related books and records, as set forth in Schedule A to this Agreement;

         (ii) All bank balances in any Transferred Account, cash, and similar cash items on hand;

         (iii) All raw materials, work-in-process, finished goods, packaging and other inventories and all tools, spare parts and supplies (together with the right to sell, transfer or



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otherwise convey finished goods bearing the names and marks of Hudson, Tyson and
Schwiegert; excluding, however, any and all unused packaging materials bearing the names and marks of Hudson, Tyson and Schwiegert);

         (iv) All interests (whether leasehold or otherwise) in fixed machinery and equipment, other fixtures and fittings, moveable plant, machinery and equipment, furniture and fixtures and other items of personal property located on the Real Property or identified on Schedule A;

         (v) All interests (whether leasehold or otherwise) in automobiles, trucks, tractors, trailers, rail cars and other vehicles identified on Schedule A;

         (vi)   The Intellectual Property;

         (vii)  The Contracts;

         (viii) All accounts receivable and cash proceeds therefrom related to the Transferred Assets or otherwise part of the Business;

         (ix) All prepaid items and deposits, rebates, refunds (other than income Tax refunds), causes of action, choses in action, rights of recovery and rights of set-off of any kind;

         (x)    Originals of all books and records relating to the Business;

         (xi)   All going concern value of the Business; and

         (xii) All other assets, tangible and intangible, real, personal and mixed, whether currently in use or idle, whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto, that are primarily related to, primarily used in or dedicated to the Business, or otherwise necessary to the Business, and are not Excluded Assets.

         "Warranty" means any representation or warranty of Hudson made in this Agreement or in any certificate or other document delivered by it or on its behalf in connection with this Agreement.

                                   ARTICLE 2
                              TERMS OF TRANSACTION

         2.1 Purchase and Sale of the Business. Upon the terms and subject to the conditions of this Agreement, Fresh Foods shall purchase the Business and the Transferred Assets from Hudson and Hudson shall sell, transfer and assign the Business and the Transferred Assets to Fresh Foods.

         2.2 Consideration. Subject to the post-closing adjustment described in
Section 2.5 hereinbelow, in consideration of the sale, transfer and assignment to Fresh Foods of the Business and the Transferred Assets, Fresh Foods shall pay Hudson the sum of One Hundred Twenty-Two Million Dollars ($122,000,000.00) (the "Purchase Price") and shall assume the Assumed Liabilities.



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         2.3 Payment. The Purchase Price (which is subject to a post-closing adjustment pursuant to Section 2.5 below) shall be paid by wire transfer of immediately available funds to an account to be designated by Hudson at least 48 hours prior to the Closing.

         2.4 The Closing.

         (a) The Closing shall occur, subject to the satisfaction or waiver of the conditions set forth herein, at such place and time, and on such date (not to be later than June 19, 1998), as the parties shall agree upon in writing.

         (b) At the Closing the following events shall occur, each event being deemed to have occurred simultaneously with the other events:

         (i) Hudson shall deliver to Fresh Foods such deeds, Bills of Sale, assignments, licenses, affidavits, instruments of conveyance and other instruments and certificates, and all books and records to be transferred, as are necessary or reasonably requested by Fresh Foods to consummate the transfer of all of the Transferred Assets to Fresh Foods as contemplated by this Agreement. All Transferred Assets shall be deemed delivered at the locations where they are used in the Business immediately prior to the Closing;

         (ii)  Fresh Foods shall deliver to Hudson the Purchase Price;

         (iii) Fresh Foods shall execute and deliver to Hudson one or more Assumption Agreements, each substantially in the form attached hereto as Exhibit A (with appropriate changes therein resulting from the nature of the liabilities to be assumed and the particular jurisdictions involved), as necessary or reasonably requested by Hudson to effect the assumption by Fresh Foods of all of the Assumed Liabilities; and

         (iv) Hudson shall execute and deliver to Fresh Foods one or more assignments or licenses in a form or forms reasonably requested by Fresh Foods to effect the sale, transfer, conveyance, assignment and/or license of the Intellectual Property not otherwise transferred by the Bill of Sale.

         2.5 Post-Closing Adjustment in Purchase Price. (a) Procedures for Determination of the Closing Net Book Value. As soon as practicable, but in no event later than 30 days following the Closing Date, Fresh Foods with the cooperation of Hudson (as provided below) shall prepare a statement indicating the book value of the Transferred Assets less the book value of the Assumed Liabilities as of the Closing Date (the "Closing Net Book Value"). The Closing Net Book Value shall be calculated by Fresh Foods utilizing, to the extent possible, such carrying values for Transferred Assets and Assumed Liabilities as they appear on the Balance Sheet or can be derived therefrom and in all events shall be calculated by implementing the Accounting Practices. In determining the Closing Net Book Value, no reserve established for inventory, accounts receivable or other assets, or for any liability, shall be reduced below the Balance Sheet balance for any such item (computed independently of all other items). During the preparation of the statement stating the Closing Net Book Value and the period of any dispute within the contemplation of Section


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2.5(b), Hudson shall cooperate fully with Fresh Foods and Fresh Foods'
authorized representatives, including providing on a timely basis all information necessary or useful in preparing the Closing Net Book Value.

         (b) Delivery of the Statement Containing Closing Net Book Value; Dispute Resolution. Fresh Foods shall deliver a copy of the statement containing the Closing Net Book Value to Hudson promptly after it has been prepared. After receipt of the Closing Net Book Value, Hudson shall have 15 days to review the Closing Net Book Value. In doing so, Hudson and its authorized representatives shall have reasonable access to all relevant books and records and employees of the Business to the extent required to complete their review of the Closing Net Book Value. Unless Hudson delivers written notice to Fresh Foods on or prior to the 15th day after Hudson's receipt of the statement indicating the Closing Net Book Value, specifying in reasonable detail all disputed items and the basis therefor, Hudson shall be deemed to have accepted and agreed to the Closing Net Book Value. If, however, Hudson notifies Fresh Foods that it objects to the Closing Net Book Value, then Hudson and Fresh Foods shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If, at the conclusion of the Resolution Period, there remain items in dispute, then all disputed items shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Fresh Foods and Hudson within 10 days after the expiration of the Resolution Period (which Neutral Auditors shall not have been engaged directly by any party hereto within the preceding two years). If Fresh Foods and Hudson are unable to agree on the Neutral Auditors, then Fresh Foods shall appoint an accounting firm and Hudson shall appoint an accounting firm. Such appointed accounting firms shall thereafter mutually appoint another nationally recognized accounting firm to be the Neutral Auditors. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Fresh Foods and Hudson. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Fresh Foods and Hudson, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Hudson and Fresh Foods and shall be final, binding and conclusive. The term "Adjusted Closing Net Book Value," as hereinafter used, shall mean the definitive Closing Net Book Value agreed to by Hudson and Fresh Foods in accordance with this Section 2.5(b) or the definitive Closing Net Book Value resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.5(b) (in addition to those items theretofore agreed upon by Fresh Foods and Hudson).

         (c) Adjustment to Purchase Price Based Upon Adjusted Closing Net Book Value. Fresh Foods and Hudson agree that, in the event that the Adjusted Closing Net Book Value is more or less than the February Net Book Value, the Purchase Price shall be adjusted dollar for dollar. If the Adjusted Closing Net Book Value is more than the February Net Book Value, then Fresh Foods shall pay the excess plus interest thereon at the Wall Street Journal "Prime Rate" as of the Closing Date, from the Closing Date to the date of payment, to Hudson, by delivering such amount by wire transfer not later than seven days after the date of determination of the Adjusted Closing Net Book Value. If the Adjusted Closing Net Book Value is less than the February Net Book Value, then Hudson shall pay the deficit plus interest thereon at the Wall Street Journal "Prime Rate" as of the Closing Date, from the Closing Date to the date of payment, to Fresh



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Foods, by delivering such amount by wire transfer not later than seven days after the date of determination of the Adjusted Closing Net Book Value.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF HUDSON

         To induce Fresh Foods to execute, deliver and perform this Agreement, and in acknowledgment of Fresh Foods's reliance on the following Warranties, Hudson hereby represents and warrants to Fresh Foods as follows as of the date hereof and as of the Closing; provided, however, that the Warranties set forth in Sections 3.5, 3.6, 3.8, 3.9, 3.10, 3.11, 3.15, 3.16, 3.19, 3.23 and 3.24
hereinbelow are made only to the Knowledge of Hudson and, provided further, that the Warranties set forth in Section 3.5 are made only as of the date hereof.

         3.1 Organization and Qualification of Hudson. Hudson has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to conduct the Business and to own or lease and operate the Transferred Assets it now owns or leases and operates. Hudson is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the activities conducted by it or the nature of the assets or properties owned or leased by it make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

         3.2 Authorization of Agreement. Hudson has all requisite corporate power and authority needed to execute, deliver and perform this Agreement and to consummate the transactions contemplated on its part hereby. All of the issued and outstanding capital stock of Hudson is owned by Tyson. The execution, delivery and performance by Hudson of this Agreement and the consummation by Hudson of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate proceedings. This Agreement has been duly and validly executed and delivered by Hudson and, assuming the valid execution by Fresh Foods of this Agreement, constitutes a valid and binding agreement of Hudson, enforceable against Hudson in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.3 Non-Contravention. Except as disclosed on Schedule 3.3 of the Disclosure Memorandum, neither the execution, delivery and performance by Hudson of this Agreement nor the performance or consummation on the part of Hudson will, with or without the giving of notice or the lapse of time, or both, (i) conflict with, result in a breach, violation or default under or the termination of, or require the consent of any party to, or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract; (ii) result in the creation or imposition of any material Encumbrance upon any of the Transferred Assets pursuant to any provision of any indenture, mortgage, lease, agreement, license or other instrument to which Hudson is a party or by which Hudson may be bound; (iii) violate any provision of the Charter Documents of Hudson; (iv) violate any Law, order or Permit other than such violations that, individually or in the aggregate, have not resulted in and could not be considered reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect; or (v) violate or conflict with any other material restriction to which Hudson is subject, except for such violations or conflicts which have



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not resulted in and would not be considered reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.

         3.4 Title to and Condition of Assets. Hudson is the true and lawful owner of, and holds good and marketable title to, all of the Transferred Assets free and clear of any and all Encumbrances, except for Encumbrances that are not and cannot reasonably be expected to be material ("Permitted Encumbrances"), either individually or in the aggregate, and except for liens for Taxes not yet due and payable. Upon the execution and delivery by Hudson of the instruments of conveyance referred to in Section 2.4(b), Fresh Foods will become the true and lawful owner of, and will receive good and marketable title to, the Transferred Assets free and clear of any Encumbrances other than Permitted Encumbrances. The Transferred Assets constitute all of the tangible and intangible property primarily related to, primarily used in, dedicated to or otherwise necessary to the conduct of the Business as presently conducted. The sale and assignment of the Transferred Assets will effectively convey to Fresh Foods all of the assets, properties and rights that are primarily related to, primarily used in, dedicated to or otherwise necessary to the conduct of the Business as presently conducted. The tangible Transferred Assets, including, without limitation, the physical plant and structures located upon the Real Property, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used. Schedule 3.4 of the Disclosure Memorandum includes a list of all fee and leasehold real property interests constituting part of the Transferred Assets (the "Real Property"). Notwithstanding the foregoing, as for Transferred Assets other than the Real Property, the Warranties made in this Section 3.4 are subject to the Knowledge of Hudson. Hudson and Fresh Foods acknowledge a title exception regarding utility easements which affects the Real Property. Hudson shall be responsible for the cost of clearing said exception prior to the issuance of a final title policy in favor of Fresh Foods and/or its lender, whether such policy is issued prior to or following the Closing Date.

         3.5 Certain Financial Information. The Balance Sheet has been prepared in accordance with the Accounting Practices, fully and accurately sets forth in all material respects the financial condition of the Business as of the date thereof and has been properly derived from the books and records of the Business.

         3.6 Absence of Certain Changes in Business. Except as disclosed on
Schedule 3.6 of the Disclosure Memorandum, since February 28, 1998 the operations of the Business have been conducted in the ordinary course of business consistent with past practice, and, with respect to the Business, Hudson has not:

         (a) experienced or suffered any changes that have resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

         (b) created, incurred or assumed any liability or entered into any transaction relating to the Business which is outside the ordinary course of business and exceeds $5,000 individually or $50,000 for any series of similar liabilities or transactions;

         (c) made any loans or advances to any Person (other than Tyson) or any investment in any Person;



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         (d) waived or released, or experienced any lapse of, any material rights of value relating to the Business, or canceled, compromised, released or assigned any liability owed to it or any claim held by it that would be a Transferred Asset, other than in the ordinary course of business consistent with past practice;

         (e) sold or otherwise transferred or conveyed any asset that would be a Transferred Asset otherwise than in the ordinary course of business and on an arm's length basis, consistent with past practice;

         (f) mortgaged, pledged or subjected to any material Encumbrance any Transferred Asset, or in any way created or consented to the creation of any title condition affecting any such asset, other than in the ordinary course of business consistent with past practice;

         (g) (A) increased the rate or terms of compensation payable or to become payable to its officers, consultants or employees who are expected to continue to be engaged in the conduct of the Business after the Closing Date, other than in the ordinary course of business consistent with past practice, (B) except as required by applicable law or in the ordinary course of business consistent with past practice, paid or agreed to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement as the same may be amended with respect to all participants therein to any of such officers, consultants or employees, (C) except as required by applicable law or in the ordinary course of business consistent with past practice, committed itself to any new pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement relating to the Business or agreed to increase the rate or improve the terms of any such existing plan, agreement or arrangement which commitment or increase could impose any incremental cost on Fresh Foods or any of its Affiliates beyond the Closing Date or (D) entered into any employment or consulting agreement with or for the benefit of any person referred to in clause (A) above;

         (h) purchased any real property relating to the Business or, other than in the ordinary course of business on an arm's length basis consistent with past practice, entered into any lease or terminated or made any change in any existing lease relating to the Business;

         (i) received any notice of or become aware of any loss of any customer, or of several similar customers, representing $250,000 or more of the annual sales of any material product segment as of February 28, 1998;

         (j) made any material alteration in the manner of keeping the books, accounts or records of the Business or in the Accounting Practices therein reflected, except as required by law or generally accepted accounting principles;

         (k) entered into or engaged in any transaction in respect of the Business other than on commercially reasonable terms determined on the basis of the facts existing at the time such transaction was entered into or engaged in; or



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         (l) agreed to take or allow any of the foregoing actions described in this Section 3.6.

         3.7 Certain Tax Matters. (a) No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the consummation of the transactions contemplated by this Agreement.

         (b) (i) There are no liens for Taxes (other than the Taxes described in subsection (ii) hereof) on any of the Transferred Assets, (ii) to the Knowledge of Hudson, there are no liens for property, sales, excise and fuel Taxes on any of the Transferred Assets, and (iii) to the Knowledge of Hudson, there is no basis for the assertion of any such lien.

         3.8 Contracts. Schedule 3.8 of the Disclosure Memorandum contains a true and complete list as of the date hereof of each of the following Contracts relating to the Business: (A) each Contract for the lease of Transferred Assets from or to third parties providing for payments in excess of $5,000 per annum and which cannot be terminated by Hudson without material penalty, premium or any further obligation within 30 days from the date of notice of intent to cancel; (B) each Contract relating to the Business for the purchase, sale or distribution of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services that involves aggregate payments by any party thereto of more than $50,000 and which cannot be terminated by Hudson without material penalty, premium or any further obligation within 30 days from the date of notice of intent to cancel; (C) other than distributorship and representative agreements of Hudson, each Contract that limits the freedom of Hudson to engage in any line of business or compete in any geographical area in respect of the Business; (D) each Contract concerning any employee, officer or director of Hudson relating to the Business that (x) is not terminable without notice and without material penalty, premium or any further obligation or (y) provides for any payments or vesting or acceleration of benefits upon a change of control of the Business; (E) each Contract that licenses or sublicenses, or otherwise provides access to, any of the Intellectual Property; and (F) each other Contract relating to the Business that involves aggregate payments by any party thereto of more than $100,000 and which cannot be terminated by Hudson without material penalty, premium or other further obligation within 30 days from the date of notice of intent to cancel. Each of the foregoing Contracts is hereinafter referred to as a "Material Contract." Neither Hudson nor any other party to any Material Contract is in default under any of the Material Contracts and no condition exists with respect to any Material Contract that, with the giving of notice or the lapse of time, or both, would constitute a default thereunder and has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. Except as specified on Schedule 3.8 of the Disclosure Memorandum, Hudson has the right to assign and transfer to Fresh Foods all of its respective right, title and interest in and to all of the Material Contracts without the consent of the other parties to such Material Contracts, and no Material Contracts are or will be terminable, or will otherwise result in a change of rights thereunder, by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.9 Compliance with Laws; Permits. Except as disclosed on Schedule 3.9 of the Disclosure Memorandum, Hudson is in compliance with all Rules applicable to the Business, except for incidents of noncompliance that have not resulted in, and could not be considered reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect. Hudson holds, maintains in valid condition and complies with all Permits that relate to the Business and the Transferred Assets and that are required in connection with the conduct, use, operation or ownership thereof, except for Permits the failure of which to hold, maintain or comply with have not resulted in, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on any material part of the Business. No governmental proceeding is pending or threatened to cancel, amend, modify or fail to renew any such Permit.

         3.10 Regulatory Approvals. Except as disclosed on Schedule 3.10 of the Disclosure Memorandum, no notices, reports or other filings are required to be made by Hudson with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Hudson from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the failure of which to make or obtain any or all of which (i) is reasonably likely to be material to any part of the Business, (ii) would prevent, delay or burden the transactions contemplated by this Agreement or (iii) could subject Hudson, Fresh Foods or any of their respective Affiliates to any material liability.

         3.11 Litigation. Except as disclosed on Schedule 3.11 of the Disclosure Memorandum, there is no legal, administrative or other action, claim, proceeding or governmental investigation, domestic or foreign ("Litigation"), pending or threatened (i) against Hudson affecting the Business that, if adversely determined, could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (ii) that challenges or reviews the execution, delivery or performance of this Agreement by Hudson or of the consummation of the transactions contemplated hereby, or that seeks to enjoin or obtain damages in respect of the consummation of any of the transactions contemplated hereby. Hudson is not a party to and is not bound by any order or any ruling or award of any other Person that has resulted in or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or which could reasonably be expected to materially adversely affect the consummation of the transactions contemplated hereby.

         3.12 Environmental Matters. Hudson has delivered to Fresh Foods copies of all environmental reports, studies, assessments, sampling data and other environmental information in its custody or control relating to the Business.

         3.13 Product Liability. There is no Litigation pending or, to the Knowledge of Hudson, threatened, relating to claims of product liability to which Hudson has been a party in connection with the Business which, if determined adversely, could be considered reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.

         3.14 Insurance. All material policies of fire, casualty, liability, burglary, fidelity, worker's compensation, life and other forms of insurance owned or held by Hudson related to the Business are disclosed on Schedule 3.14 of the Disclosure Memorandum, with an indication of the period during which each such policy has been in full force and effect; and such policies or extensions, renewals or replacements (on comparable terms to the extent available) thereof in such amounts will be outstanding and in full force and effect without interruption until the Closing Date. In respect of all insurance programs set forth in such Schedule, (a) all premiums have been duly paid when due to date and (b) to the Knowledge of Hudson none are voidable on account of any act, omission or non-disclosure on the part of the insured party.

         3.15 Prepayments. There are no material contractual prepayments or advance payments, made or received, relating to executory contracts of the Business.

         3.16 Suppliers. The conduct of the Business is not, and Hudson does not reasonably expect that it will during the next year be, dependent for raw materials, components or services upon any suppliers that cannot be replaced by Fresh Foods, upon consummation of the transactions contemplated hereby, without materially affecting a material part of the Business. Hudson has no Knowledge regarding the loss or possible loss in the future of any such suppliers to the Business.

         3.17 Employee Matters. (a) Schedule 3.17 of the Disclosure Memorandum sets forth (i) a list of all individuals employed in the Business by Hudson and all independent contractors, consultants and agents employed by or retained by Hudson in connection with the Business who receive annual compensation in excess of $50,000 as of the date of this Agreement and their date of hire by Hudson and
(ii) all contracts concerning any employee, officer, director or consultant of Hudson relating to the Business, whether or not Material Contracts.

         (b) Schedule 3.17 of the Disclosure Memorandum accurately lists all bonus, deferred compensation, pension, retirement, profit-sharing, deferred profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, other material employee benefit plans and applicable "change of control" or similar provisions in any plans, contracts and arrangements that cover current employees of the Business (the "Compensation and Benefit Plans"). The Compensation and Benefit Plans and all other benefit plans, contracts and arrangements (whether funded or unfunded, foreign or domestic, registered or unregistered) covering current employees of the Business (collectively, "Employees"), including but not limited to "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1976 ("ERISA"), are disclosed on Schedule 3.17 of the Disclosure Memorandum. True and complete copies of all Compensation and Benefit Plans and such other benefit plans, contracts and arrangements, including but not limited to any trust instruments and insurance contracts, if any, forming a part of such plans contracts and arrangements, and all amendments thereto, all funding or actuarial reports or valuations and all summary plan descriptions required by ERISA concerning the Compensation and Benefit Plans that affect the Employees or their dependents, have been made available to Fresh Foods. Fresh Foods has been given a statement of the employer and employee contribution rates to all of the Compensation and Benefit Plans. The documents relating to the Compensation and Benefit Plans that have been disclosed to Fresh Foods contain full particulars of all of the benefits provided by, and the terms of, the Compensation and Benefit Plans.

         (c) All employee benefit plans, other than "multi-employer plans" within the meaning of Section 3(37) or 4001(a)(3) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. There is no material pending or, to the Knowledge of Hudson, threatened litigation relating to the Plans. Hudson has not engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Hudson to a tax or penalty imposed by either
Section 4975 of the Code or Section 502(i) or ERISA in an amount which would be material.

         (d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Hudson or any of its Affiliates with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Hudson under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Hudson and its Affiliates have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

         (e) All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on the Balance Sheet. Neither any Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Hudson has not provided, nor is it required to provide, security to any Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (f) No collective bargaining (or similar) agreement covers any Person employed in the Business, and, except for the current and ongoing "card signing campaign", no union organizing effort has been initiated or, to the Knowledge of Hudson, is in prospect relative to any part of the Business. Except as disclosed on Schedule 3.17 of the Disclosure Memorandum, since January 1, 1996: (i) to the Knowledge of Hudson, no attempt to organize any group or all of the persons employed in the Business has been made; (ii) there currently is not, and there has not been, any labor strike, dispute, lockout, slowdown or stoppage against the Business, and none of the foregoing in the past was or, to the Knowledge of Hudson, is threatened; (iii) Hudson is in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours pertaining to persons employed in the Business, including applicable requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986, and regulations promulgated thereunder; (iv) no unfair labor practice charge or complaint involving the Business or persons employed in the Business is pending or, to the Knowledge of Hudson, threatened to be filed; (v) no charge or grievance relating to persons employed in the Business is pending before the U.S. Equal Employment Opportunity Commission; and (vi) no agreement would restrict Fresh Foods from relocating, closing or terminating any operations or facilities of the Business.

         (g) All of Hudson's Compensation and Benefit Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code) or group dental plans covering Employees include provisions that will allow Fresh Foods to elect, in its sole discretion, to extend coverage under such plans for a period of up to six months after the Closing Date for those Employees (and their dependents) who accept employment with Fresh Foods and who have coverage immediately prior to the Closing under any one of Hudson's Compensation and Benefit Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code) or group dental plans.

         3.18 OSHA and Similar Matters. Since January 1, 1996, there have been no citations, or, to the Knowledge of Hudson, complaints, received from any Governmental Entity by Hudson or Tyson relating to the Business, nor has any Litigation been commenced or, to the Knowledge of Hudson, threatened, against Hudson or Tyson relating to the Business, with respect to any material violation or alleged material violation of any Laws governing occupational health and safety matters.

         3.19 Intellectual Property. (a) Hudson owns or has the enforceable right to use all Intellectual Property to be conveyed pursuant to this Agreement. Upon execution and delivery of the instruments of conveyance referred to in Section 2.4(b), each such item of Intellectual Property owned by Hudson will be owned by Fresh Foods immediately following the Closing, and each such item of Intellectual Property available for use by Hudson will be available for use by Fresh Foods on substantially similar terms and conditions immediately following the Closing. Hudson has taken all reasonably necessary measures to protect the proprietary and confidential nature of each item of Intellectual Property. No other Person has any rights in or to any of the Intellectual Property, and no other Person is infringing, violating or misappropriating any of the Intellectual Property.

         (b) Except as disclosed on Schedule 3.19 of the Disclosure Memorandum, the business, operations and activities of the Business as presently conducted or as conducted at any time within the two years prior to the date of this Agreement have not infringed or violated, or constituted a misappropriation of, and do not now infringe or violate, or constitute a misappropriation of, any intellectual property rights of any other Person (including, without limitation, any Affiliate of Hudson). Except as disclosed on Schedule 3.19 of the Disclosure Memorandum, Hudson has not received, since January 1, 1996, any complaint, claim or notice alleging any such infringement, violation or misappropriation.

         (c) Schedule 3.19 of the Disclosure Memorandum identifies each trademark registration and application therefor which has been issued to or is owned by Hudson with respect to any Intellectual Property and each pending patent or trademark application or application for registration which Hudson has filed or which Hudson owns with respect to any Intellectual Property and, with respect to each such trademark, trademark registration and trademark or registration application, and the jurisdiction or jurisdictions where such filings have been made. With respect to each item of Intellectual Property that Hudson owns:

         (i) Hudson possesses all right, title and interest in and to such items;

         (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

         (iii) except for indemnity provisions in Hudson's standard terms and conditions or supply contracts, Hudson has not agreed to indemnify any Person for or against any infringement, violation or misappropriation with respect to such item.

         3.20 Insider Interests. No officer or director of Hudson or of any Affiliate of Hudson, and no Affiliate or associate of any such officer, director or Affiliate, has any material interest in any material property, whether real, personal or mixed, tangible or intangible, used in or pertaining to the Business, except as an employee or director thereof.

         3.21 Administration. Schedule 3.21 of the Disclosure Memorandum sets forth a detailed list of material administrative and central office services that, as of the date hereof, Hudson or its Affiliates perform for the Business or that the Business performs for Hudson or its Affiliates that are not included within the Business.

         3.22 Investment Bankers, Etc. Neither Hudson nor any of its Affiliates has retained or dealt with any investment bank, broker, dealer, finder, consultant or other intermediary or incurred any liability for any investment banking, brokerage, finder's, consultant's or other intermediary's fees or expenses in connection with the transactions contemplated by this Agreement.

         3.23 Inventory. All inventory of the Business, whether or not reflected on the Balance Sheet (net of reserves reflected (i) on the Balance Sheet or (ii) on the books and records relating to the Business and accrued in the ordinary course of business consistent with past practice since February 28, 1998), is of a quality and quantity usable and saleable in the ordinary course of business, except for scrap, obsolete or excess items, all of which have been accounted for in accordance with the Accounting Practices.

         3.24 Accounts Receivable. Except as disclosed on Schedule 3.24 of the Disclosure Memorandum, all accounts receivable reflected on the Balance Sheet (net of reserves reflected (i) on the Balance Sheet or (ii) on the books and records relating to the Business and accrued in the ordinary course of business consistent with past practice since February 28, 1998) are valid receivables, and Hudson has not been notified that any Person intends to assert a set-off or counterclaim with respect thereto. All such accounts receivable arose in the ordinary course of business. All accounts receivable reflected in the financial or accounting records of the Business that have arisen since February 28, 1998 are valid receivables, and Hudson has not been notified that any Person intends to assert a set-off or counterclaim with respect thereto. All such accounts receivable arose in the ordinary course of business.

         3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Hudson nor any other Person makes any other express or implied representation or warranty on behalf of Hudson or any of its Affiliates, and Hudson hereby disclaims any such representation or warranty whether by Hudson or any of its or the Business' respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of any of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Fresh Foods or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by Hudson or any of its or the Business' respective officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF FRESH FOODS

         To induce Hudson to execute, deliver and perform this Agreement, and in acknowledgment of its reliance on the following representations and warranties, Fresh Foods hereby represents and warrants to Hudson as follows as of the date hereof and as of the Closing:

         4.1 Organization of Fresh Foods. Fresh Foods is a limited liability company duly organized and validly existing under the laws of North Carolina, with all power and authority necessary to conduct its business as it is now being conducted and to own or lease its properties and assets.

         4.2 Consents; Compliance with Laws. Fresh Foods has obtained all necessary consents, approvals, authorizations or estoppels of any other Person or governmental or regulatory authority required to be obtained to execute and perform under this Agreement and to authorize and permit Fresh Foods to purchase the Business and the Transferred Assets. All of the equity interest in Fresh Foods is owned by WSMP. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Fresh Foods, have been duly and validly authorized by all necessary action on the part of Fresh Foods and upon the Closing will not, without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of the Charter Documents of Fresh Foods; (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, Permit, instrument, trust document or other agreement, document or instrument to which Fresh Foods is a party or by which it or any of its properties may be bound; or (iii) violate any Rule.

         4.3 Authorization of Agreement. This Agreement has been duly and validly executed by Fresh Foods and, assuming the valid execution by Hudson, constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors rights generally or by general principles of equity.

         4.4 Financial Letters. Attached hereto as Exhibit C is a commitment, issued by First Union National Bank, to lend to Fresh Foods or WSMP, and a letter, signed by First Union Capital Markets and BancAmerica Robertson Stephens, stating that they are "highly confident" of their ability to place debt securities of WSMP, in each case subject to satisfaction of the conditions stated therein, in an aggregate amount not less than the Purchase Price, to be applied by Fresh Foods in payment thereof at the Closing.

         4.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Fresh Foods, threatened, against or affecting Fresh Foods or any of its Affiliates at law or in equity, or before or by any Governmental Entity which is reasonably likely to materially and adversely affect Fresh Foods' performance under this Agreement or the consummation of the transactions contemplated hereby.

         4.6 Investment Bankers, Etc. Neither Fresh Foods nor any of its Affiliates has retained or dealt with any investment bank, broker, dealer, finder, consultant or other intermediary or incurred any liability for any investment banking, brokerage, finder's, consultant's or other intermediary's fees or expenses in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 5
                      CONDUCT OF BUSINESS PRIOR TO CLOSING

         Pending the Closing or earlier termination of this Agreement in accordance with its terms, Hudson will operate and conduct the Business diligently and only in accordance with prior practices and will not make or institute any material changes in its methods of purchase, sale, management, distribution, marketing, accounting or operation. Pursuant thereto and not in limitation of the foregoing:

         5.1 Financial Statements; Financial Position. Hudson shall maintain the financial statements of the Business in accordance with the Accounting Practices, shall use reasonable efforts to maintain the financial position of the Business and shall use commercially reasonable efforts to maintain the revenues of the Business in a profitable manner.

         5.2 Working Capital. Hudson shall, as it relates to the Business, manage its working capital, including cash, receivables, other current assets, trade payables and other current liabilities, in a profitable manner consistent with past practices, including by maintaining adequate reserves of inventory to fulfill customer orders and by paying outstanding obligations, trade accounts and other indebtedness as they come due in accordance with past practices.

         5.3 Maintenance of Assets, Permits, Business. Hudson shall maintain the assets of the Business in their present state of repair (ordinary wear and tear excepted), and shall use its best efforts to remain in compliance with its obligations under the Contracts and to preserve the goodwill, if any, of the Business and its relationships with the customers, licensors, suppliers, distributors and brokers with which the Business has relations. Hudson shall use its best efforts to (i) maintain all Permits and (ii) obtain any permit or license required to conduct any of the Business prior to the Closing.

         5.4 Notice of Disputes. Hudson shall promptly advise the Designated Official of the details of any material disputes, claims, actions, suits or proceedings pertaining to or otherwise materially adversely affecting the Business, or its operations, assets or Contracts.

         5.5 No Action without Consent. Hudson shall not take any of the following actions related to the Business after the date of this Agreement and prior to Closing or termination of this Agreement without the prior written consent of the Designated Official:

         (a) sell, assign, transfer or otherwise dispose of any material Transferred Asset except in the ordinary course of business consistent with past practice;

         (b) subject any material asset to a material Encumbrance, other than a Permitted Encumbrance;

         (c) materially affect the carrying value of any existing asset or liability or enter into any arrangement to assume liabilities (except as required in the ordinary course of business);

         (d) purchase any capital asset for a price exceeding $1,000;

         (e) enter into any leasing arrangement for any motor vehicle or for any other item of personal or real property as to which the annual payments will exceed $5,000;

         (f) enter into or modify any contractual arrangement with directors or officers or any contract with any manager, employee or consultant;

         (g) increase or announce any increase of any salaries, wages or benefits for officers, managers or employees, or hire, commit to hire or terminate any employee (except in the ordinary course of business, including but not limited to anniversary date salary or wage increases consistent with past practice);

         (h) incur, assume or guarantee any indebtedness for borrowed money or exchange, refund or renew any such indebtedness in any manner, except in the ordinary course of business consistent with past practice, or cancel or compromise a lease obligation prior to the stated term thereof;

         (i) cancel or compromise any indebtedness for borrowed money owed to it;

         (j) amend or terminate any Material Contract in effect on the date hereof;

         (k) make any material changes in the Accounting Practices;

         (l) do any act, omit to do any act or permit any act within its control which will cause a material breach of any Warranty or a material breach of any obligation contained in this Agreement or contained in any of its Material Contracts;

         (m) enter into any Material Contract or other material commitment, except in the ordinary course of business consistent with past practice;

         (n) take any action that would have an adverse effect on any Permit;

         (o) make any material expenditure except for expenditures consistent with past practice; or

         (p) agree to take any of the prohibited actions described in this
Section 5.5.

         5.6 Worker's Compensation Claims. Hudson shall diligently process all worker's compensation claims in the normal course of business and shall be current with the payment of such claims as of the Closing Date.

                                   ARTICLE 6
                            COVENANTS OF THE PARTIES

         6.1 Cooperation. Hudson and Fresh Foods shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and each of them shall, at any time and from time to time after the Closing, upon the request of the other, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, receipts, acknowledgments, acceptances and assurances as may be reasonably required (without incurring unreimbursed expense) to satisfy and perform the obligations of such party hereunder, and to allow Fresh Foods to operate the Business after the Closing in the manner in which it was operated before the Closing. Further, after the Closing Fresh Foods shall make employees of the Business available to Hudson as is reasonably necessary in connection with the Beef Recall.

         6.2 Access. Prior to the Closing, Hudson shall (i) provide Fresh Foods and its designees (officers, counsel, accountants, actuaries and other authorized representatives) with such information as Fresh Foods may from time to time reasonably request with respect to the Business and the transactions contemplated by this Agreement; (ii) provide Fresh Foods and its designees complete access to the books, records, offices, personnel, counsel, accountants and actuaries of Hudson as Fresh Foods or its designees may from time to time reasonably request; and (iii) permit Fresh Foods and its designees to make such inspections of the Real Property as Fresh Foods may reasonably request.

         6.3 Interim Financials. As promptly as practicable after each monthly accounting period after February 28, 1998, and prior to the Closing Date, Hudson shall deliver to Fresh Foods periodic financial reports in the form which it customarily prepares for its internal purposes, together with an unaudited pro forma balance sheet of the Business as of the last day of each month and unaudited pro forma statements of income of the Business for each such month.

         6.4 Records. Hudson shall provide to Fresh Foods, as soon as is reasonably practicable after the Closing, any and all files, records or other data in its possession or under its control in respect of or relating to the operation of the Business.

         6.5 Use of Name. From and after the Closing, Hudson and its directors, officers, employees, agents and representatives shall cease to use the trademarks, service marks and trade names listed on Schedule 3.19 of the Disclosure Memorandum (or any variation thereof) for any business purpose.

         6.6 Expenses. Whether or not the expenses are incurred before or after the Closing, each of the expenses incurred by Fresh Foods or Hudson in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation all fees, commissions and expenses of agents, representatives, counsel, accountants, brokers and finders, shall be paid by the party that incurred such expenses.

         6.7 Tax Matters.

         (a) All state, county or local sales, use or other transfer Taxes required to be paid on the transfer of any of the Transferred Assets shall be paid by such party as is customary pursuant to state and local law, ordinance and custom. All state, county, local or other ad valorem Taxes related to the ownership of the Transferred Assets shall be prorated (with reference to the applicable Tax year) through the Closing Date.

         (b) Hudson shall file and control any and all Tax returns relative to the Business that are required to be filed by Hudson after the Closing Date.

         (c) Each of Hudson and Fresh Foods agrees to give prompt notice to the other of any proposed adjustment to Taxes involving the Business for periods prior to the Closing. Hudson and Fresh Foods shall cooperate with each other in the conduct of any Tax audit or other proceedings involving the Business for such periods.

         (d) Hudson and Fresh Foods agree to furnish or cause to be furnished to each other, upon request, such information and assistance (including access to books and records) relating to the Business as may be reasonably necessary for the preparation of any return, claim for refund or audit and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

         (e) The cash portion of the Purchase Price shall be allocated among each item or class of the Purchased Assets as agreed by the parties hereto. No less than ten days prior to the Closing Date, Fresh Foods shall deliver to Hudson a written proposal of the allocation prepared by Deloitte & Touche, LLP, and such allocation shall be deemed accepted by Hudson unless objected to in writing within five days after its receipt by Hudson. If the parties cannot resolve any dispute as to the allocation, the matter will be submitted for resolution by Neutral Auditors in accordance with Section 2.5 hereof. Fresh Foods and Hudson shall each pay one-half of the cost of the fees and expenses of the Neutral Auditors in resolving any dispute with respect to such allocation. With respect to the Purchase Price allocation finally determined or agreed upon by the parties (or as resolved by the Neutral Auditors), Fresh Foods and Hudson shall prepare Form 8594 in a manner consistent with such allocation and shall timely file such Form 8594 with the Internal Revenue Service.

         (f) Hudson shall pay or cause to be paid in timely fashion all Taxes of Hudson involving the Business and incurred prior to and through the Closing, including without limitation all Taxes attributable to gain on the sale of the Transferred Assets.

         6.8 Survival of Representations and Warranties. Except as otherwise provided in this Section, the representations and warranties made by the parties to this Agreement or pursuant hereto shall survive for three years after the Closing.

         (a) The representations and warranties made by Hudson in Section 3.17 shall survive the Closing until 60 days following the expiration of all applicable statutes of limitation and any extensions thereof.

         (b) The representations and warranties made by Fresh Foods in Sections 4.1(a), (b) and (c) above shall survive the Closing indefinitely.

         (c) The expiration of any representation or warranty shall not affect any party's right to pursue any claim made in writing prior to such expiration.

         (d) Notwithstanding the foregoing, any party may make a claim at any time based on fraud in connection with any representation or warranty.

         6.9 Indemnification.

         (a) By Hudson. From and after the Closing, Hudson shall indemnify, reimburse, defend and hold harmless Fresh Foods and any of its Affiliates, successors or assigns for any and all direct or indirect claims, losses, liabilities, damages (including special and consequential damages), costs (including court costs) and expenses, including all reasonable attorneys' and accountants' fees and expenses (hereinafter a "Loss" or "Losses"), as a result of or in connection with (i) any breach or inaccuracy of any Warranty, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing; or (ii) any breach of or noncompliance by Hudson of or with any covenant or agreement of Hudson contained in this Agreement or in any other agreement or instrument delivered in connection herewith; or (iii) any liability of Hudson other than Assumed Liabilities.

         (b) By Fresh Foods. From and after the Closing, Fresh Foods shall indemnify, reimburse, defend and hold harmless Hudson and any of its Affiliates, successors or assigns for any and all Losses as a result of or in connection with (i) any breach or inaccuracy of any representation or warranty herein of Fresh Foods, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing; or (ii) any breach of or noncompliance by Fresh Foods of or with any covenant or agreement of Fresh Foods contained in this Agreement or in any other agreement or instrument delivered in connection herewith; or (iii) any of the Assumed Liabilities.

         (c) Definitions. A person entitled to make a claim of indemnification hereunder shall be referred to as an "Indemnified Party". A person obligated for indemnification hereunder shall be referred to as an "Indemnifying Party".

         (d) Claim Threshold. Notwithstanding the foregoing, no claim for indemnification under Sections 6.9(a)(i) through (ii) may be made by Fresh Foods against Hudson unless and until the cumulative total of all Losses suffered by Fresh Foods exceeds $125,000 (the "Threshold"). Once Losses exceed the Threshold, Fresh Foods may recover all Losses. The foregoing limitation shall not apply to any Loss either intentionally caused by Fresh Foods or of which Fresh Foods had knowledge prior to the Closing. The Threshold does not apply to any claim for indemnification under Sections 6.9(a)(iii) or 6.9(b) hereof.

         (e) Procedures.

                  (i) The Indemnifying Party shall be entitled to defend any claim, action, suit or proceeding made by any third party against an Indemnified Party; provided, however, that the Indemnified Party shall be entitled to participate in such defense with counsel of its choice and at its own expense and, if the Indemnifying Party does not provide a competent and vigorous defense, then the Indemnified Party's participation shall be at the expense of the Indemnifying Party. The Indemnified Party shall provide such cooperation and access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties shall cooperate with each other in order to ensure the proper and adequate defense thereof.

                  (ii) An Indemnified Party shall not settle any claim subject to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                  (iii) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party (or amounts may be set off by the Indemnified Party) upon the earliest to occur of: (A) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, (B) the entry of an unappealable judgment or final appellate decision against the Indemnified Party,
(C) the settlement of the claim, (D) with respect to indemnities for Tax liabilities, upon the issuance of any final resolution by a taxation authority, or (E) with respect to claims before any administrative or regulatory authority, when the Loss is finally determined and not subject to further review or appeal; provided, however, that the Indemnifying Party shall pay on the Indemnified Party's demand any cost or expense reasonably incurred by the Indemnified Party in defending or otherwise dealing with such claim.

         (f) Notice of Claim. To seek indemnification hereunder, an Indemnified Party shall notify the Designated Official or Hudson, as applicable, of any claim for indemnification, specifying in reasonable detail the nature of the Loss and the amount or an estimate of the amount thereof.

         (g) Exclusive Remedy. Subject to Section 6.8(d), the indemnification rights provided in this Section 6.9 shall be the sole and exclusive remedy available to each of the parties to this Agreement as against the other party for any breach of representation or warranty or failure to fulfill any covenant or agreement contained herein; provided, however, that the remedies set forth in
Section 6.17 shall additionally be available to Hudson.

         6.10 Casualty. Hudson shall bear the risk of any loss or damage or destruction to any of the Transferred Assets from fire or other casualty or cause at all times prior to the Closing. Upon the occurrence of any loss or damage to any significant portion of the Transferred Assets as a result of fire or other casualty or cause prior to the Closing, Hudson shall immediately notify Fresh Foods of the same in writing, stating with particularity the extent of loss or damage incurred, the cause thereof, if known, and the extent to which restoration, replacement and repair of such assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Fresh Foods shall have the option, but not the obligation, exercisable within 15 business days after receipt of such notice from Hudson, to:

         (a) Postpone the Closing until such time as such assets have been completely repaired, replaced or restored;

         (b) Elect to consummate the Closing and accept such assets in their "then" condition, in which event Hudson shall assign to Fresh Foods all rights under any insurance claim covering the loss and pay over to Fresh Foods any proceeds under any such insurance policy theretofore received by Hudson with respect thereto; or

         (c) If, in the good faith opinion of Fresh Foods, the loss or damage materially adversely affects the Business or the Transferred Assets taken as a whole, terminate this Agreement, whereupon this Agreement shall be of no further force or effect and no party shall have any further rights, duties or obligations hereunder except under Section 6.11.

         6.11 Confidentiality.

         (a) Hudson shall hold in trust and confidence all Confidential Information, (as defined below) of Fresh Foods and shall not, for a period of three years after the Closing or any termination of this Agreement, use, divulge or communicate any such Confidential Information to any Person other than those officers, employees, or professional advisors of Hudson who have a need to know such information for the purpose of the completion of the transactions contemplated herein, or as specifically allowed by the Designated Official in writing, or which Hudson is required to disclose pursuant to any law, regulation, or court or administrative order. Following the Closing, the foregoing restrictions shall also apply to all Confidential Information relating to the Business.

         (b) Notwithstanding anything herein to the contrary, the confidentiality provisions of the Letter of Intent dated as of March 9, 1998 from Fresh Foods to Hudson shall continue in full force and effect through the Closing, or for a period of three years from any termination of this Agreement in accordance with its terms.

         (c) "Confidential Information" means technical, business, financial and other information relating to Fresh Foods and its Affiliates, Hudson and its Affiliates, or relating to the Business, regardless of the form or medium of storage, and whether originated or obtained by, or coming into the possession, custody, control or knowledge of, any party or any of its Affiliates, either alone or jointly; excluding, however, any information that is in the public domain at the time of disclosure or that enters the public domain through no fault of any party.

         6.12 Covenants Not to Compete. Hudson acknowledges and recognizes the highly competitive nature of the Business and accordingly agrees, to induce Fresh Foods to consummate the transactions contemplated by this Agreement, that Hudson shall not, for a period of one year after the Closing Date: (i) engage directly or indirectly in any Competitive Business (as defined below) anywhere in the Restricted Territory (as defined below), whether such engagement be as an employer, officer, director, owner, investor, employee, partner, consultant or other participant of or in any Competitive Business; (ii) directly solicit for employment any employee of the Business, Fresh Foods or its Affiliates; or (iii) attempt to do any of the things or assist anyone else in doing any of the things specified in clause (i) or (ii) above. Fresh Foods likewise acknowledges and recognizes the highly competitive nature of the business conducted by Hudson separate and apart from the Business and accordingly agrees, to induce Hudson to consummate the transactions contemplated by this Agreement, that Fresh Foods shall not, for a period of one year after the Closing Date, compete with Hudson or its Affiliates
(i) in the sale of chicken-based products (other than sandwiches) to or in connection with Sam's Clubs, Burger King Corporation (or Restaurant Services, Inc.) or Subway (or Independent Purchasers Cooperative, Inc.), or (ii) in the sale of products marketed under the Classic Seasons line, including those sold to Price/Costco. Notwithstanding the foregoing, the ownership or control of up to five percent of the outstanding equity securities of any company which has a class of equity securities traded on any national or regional stock exchange or on The NASDAQ Stock Market shall not be considered a violation of this Section
6.12. As used in this Section 6.12, the term "Competitive Business" means and includes any Person engaged wholly or partly in the sale of sandwiches to or through warehouse clubs, vending services, convenience stores or foodservice, but excluding sales of sandwiches (including chicken sandwiches) to customers not associated with the Business; and the term "Restricted Territory" means the entirety of the United States and any other locale anywhere else in the world to which the Business currently ships finished products.

         6.13 Funds Received After Closing. Any and all funds received by Hudson after the Closing in respect of the Transferred Assets or otherwise to the Business transferred to Fresh Foods shall be promptly remitted to Fresh Foods upon receipt.

         6.14 No Public Announcements. Prior to the Closing, without the prior written consent of the other parties, neither Fresh Foods nor Hudson shall make any press release or other public disclosure, or make any statement to any customer, supplier or other Person with regard to the transactions contemplated by this Agreement, except as may required by applicable securities law or regulations (in which case the disclosing party will consult with the other party prior to making such disclosure).

         6.15 Acquisition Proposals. Prior to the Closing or termination of this Agreement, Hudson shall not, and shall not permit any officer, director, employee or agent of Hudson or any Affiliate thereof to (a) solicit, initiate or encourage submission of proposals or offers, or accept any offers, from any Person relating to any acquisition or purchase of all or any material amount of the assets of, the Business (an "Acquisition Proposal") or (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, any Acquisition Proposal by any other Person.

         6.16 Closing. Each of the parties shall use all reasonable efforts to close the transactions contemplated by the Agreement on or before June 19, 1998.

         6.17 Termination and Break-Up Fee. Either party may terminate this Agreement upon (i) a material breach of the terms or conditions of this Agreement by the other party which breach is not cured within 10 days following written notice thereof to the breaching party or (ii) after June

19, 1998, provided, however, that no party in material breach of this Agreement may terminate this Agreement by reason of the other party's material breach. In the event that all necessary Governmental Entity approvals have been obtained and yet the Closing does not occur by the close of business on June 19, 1998 for any reason not attributable to Hudson or its Affiliates, Fresh Foods shall immediately pay to Hudson the sum of One Million Two Hundred Twenty Thousand Dollars ($1,220,000). In addition to the foregoing, in the event that the Closing does not occur by such time solely because Fresh Foods or WSMP has failed to consummate the borrowing from First Union National Bank referred to in
Section 4.4, then Hudson shall be entitled to seek all available legal and equitable remedies, unless the sole reason for Fresh Foods' or WSMP's failure to consummate such borrowing was a material adverse change in the financial, banking or capital markets (without regard to the effect of any such change on the ability of First Union National Bank to syndicate such borrowing).

         6.18 Permits. Hudson shall cooperate with and use its best efforts to assist Fresh Foods, both in advance of the Closing and after the Closing, in maintaining or reapplying for any Permits for Fresh Foods' use after the Closing (without incurring any unreasonable expense). Hudson consents to Fresh Foods making any and all necessary application for new Permits, as may be required by any Rule, and agrees to allow Fresh Foods to use and continue to use existing Permits as may be allowed by any Rule. Upon Fresh Foods' request, Hudson will execute and deliver separate documents containing the consents and agreements given in the preceding sentence.

         6.19 Accounts Receivable. Notwithstanding anything herein to the contrary, no third party payor accounts receivable of Hudson shall be assigned to Fresh Foods hereunder which may not be assigned under applicable regulations. Fresh Foods shall collect all such accounts receivable of the Business on behalf of Hudson and shall keep such amounts as may be collected. Any accounts receivable received by Hudson after the Closing shall be promptly forwarded to Fresh Foods. Hudson agrees to execute and deliver to Fresh Foods such powers of attorney and other documents as may be reasonably necessary to allow Fresh Foods to collect and otherwise deal with such accounts receivable on Hudson's behalf.

         6.20 Release of Encumbrances. At or before the Closing, Hudson shall obtain releases of all Encumbrances on the Transferred Assets (other than Permitted Encumbrances), including UCC-3 termination statements, from every Person in whose favor any such Encumbrance exists, each such release to be in form and substance reasonably satisfactory to Fresh Foods.

         6.21 WARN Agreements. Fresh Foods shall refrain from engaging in any plant closing or mass layoff within the meaning of the Worker Adjustment Retraining Notification Act, 29 U.S.C. ss.2101, et seq., for a period of at least ninety days after the Closing; provided, however, that Fresh Foods shall have no obligation to Hudson for a breach of this Section 6.21 to the extent that any such plant closing or mass layoff by Fresh Foods results from any terminations or layoffs of employees by Hudson within the ninety-day period prior to the Closing Date.

         6.22 Disclaimer Regarding Projections. In connection with Fresh Foods' investigation of the Business, Fresh Foods has received from Hudson certain projections and certain business plan information. Fresh Foods acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Fresh Foods is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Fresh Foods shall have no claim against Hudson with respect thereto. Accordingly, Hudson makes no representation or warranty with respect to such projections and other forecasts and plans except that Hudson has no knowledge of any information that would render the projections misleading.

         6.23 Transition Services Provided by Hudson.

         (a) In consideration of the payment of the Purchase Price and assumption of the Assumed Liabilities by Fresh Foods, Hudson shall provide the Hudson Transition Services (as defined below) to the Business while the Business is under the ownership of Fresh Foods to the extent such Hudson Transition Services may be requested by Fresh Foods, for up to six months following the Closing Date. Notwithstanding Hudson's agreement to provide the Hudson Transition Services for up to six months following the Closing Date, Fresh Foods shall use its best efforts to assume responsibility for all of the Hudson Transition Services as soon as reasonably practicable.

         (b) For purposes of this Agreement, "Hudson Transition Services" shall mean administrative support services of a nature previously rendered by headquarters employees of Hudson to the Business in connection with the information systems used by the Business, including general ledger, accounts payable, payroll, fixed assets and leased assets systems.

         (c) Hudson shall perform the Hudson Transition Services with the degree of care, skill, diligence and responsiveness with which it previously performed, or may continue to perform, similar services for itself or others. Hudson will make every reasonable effort to maintain sufficient resources such that it may continue to be in a position to provide the Hudson Transition Services for the entire term of its obligation hereunder. Hudson reserves the right to determine staffing and scheduling of Hudson Transition Services and to engage contractors as needed.

         6.24 Bulk Transfer Laws. Fresh Foods hereby waives compliance by Hudson with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Transferred Assets. Notwithstanding anything to the contrary in Section 6.9 hereof, Hudson agrees to indemnify Fresh Foods against all liability, damage or expense which Fresh Foods suffers due to the failure to so comply or to provide notice required by the bulk transfers laws (excluding from such indemnity any Assumed Liabilities or a liability indemnified by Fresh Foods pursuant to Section 6.9(b) hereof).

         6.25 Arbitration. If a dispute, controversy or claim arises out of or in connection with the terms and conditions of this Agreement, except as set forth in Sections 2.5 or 6.7(e) hereof, it shall be submitted to binding arbitration which shall be conducted as follows: (a) the arbitrator shall be an independent third party, a member of the American Arbitration Association, knowledgeable of the beef and chicken further processing and distribution industries, mutually satisfactory to Fresh Foods and Hudson, and selected under the American Arbitration Association rules; (b) the arbitrator, in conducting such arbitration, shall have access to all relevant documents and records of the parties; (c) the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date such arbitration is commenced and shall be final and binding on the parties hereto; and (d) all arbitration proceedings shall be conducted in English in a location mutually agreed upon by the parties.

         6.26 Patent License. Fresh Foods acknowledges that Hudson or its Affiliate is and, following the Closing, will continue to be the sole owner of all right, title and interest in an invention entitled "Process for Preparing Pureed Meat Products" (the "Invention") set forth in an application for United States Letters Patent, Serial No. 08/959,485 (the "Patent Application") recorded in the U. S. Patent and Trademark Office on October 10, 1997, the Patent Application having been assigned to Hudson by Assignment dated October 16, 1997 recorded in the U. S. Patent and Trademark Office on October 28, 1997 at Reel/Frame: 8806/0691. In consideration of the payment of the Purchase Price and assumption of the Assumed Liabilities by Fresh Foods, Hudson shall grant to Fresh Foods at Closing a royalty-free license, to use the Invention in the United States of America and its colonies, territories and dependencies and also in all countries foreign to the United States of America, for the exclusive use of Fresh Foods, its successors and assigns, in connection with the Business to the end of the term or terms for which Letters Patent may be granted; provided, however, that Fresh Foods shall not publicly disclose any information regarding the Invention prior to Hudson's decision to file any foreign patent applications. Hudson shall not grant any other licenses for the use of the Invention; provided, however, that Hudson, its successors and assigns, may otherwise utilize the Invention in any manner whatsoever in connection with its business and operations.

         6.27 Like Kind Exchange. Fresh Foods acknowledges that Hudson may desire to complete one or more like kind exchanges through the use of a qualified intermediary (as defined in the Code Section 1031 regulations) or a similar arrangement. If requested by Hudson, Fresh Foods shall cooperate with Hudson to the extent reasonably necessary in order to accomplish such like kind exchanges and shall execute all documents and provide all consents reasonably necessary to complete such like kind exchange including, but not limited to, an amendment to, or an assignment of, this Agreement; provided, however, that (i) Fresh Foods's obligations hereunder shall not be increased, (ii) Hudson's representations, warranties, covenants and obligations hereunder shall not be reduced, relieved or modified, and (iii) the Purchase Price shall not be different than that which Fresh Foods would have otherwise paid hereunder.

         6.28 Employee Benefits Covenants.

         (a) Hudson shall use all reasonable efforts to assist Fresh Foods in extending coverage under Hudson's Compensation and Benefit Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code) or group dental plans for a period of up to six months after the Closing Date for those Employees (and their dependents) who accept employment with Fresh Foods and who have coverage immediately prior to the Closing under any one of Hudson's Compensation and Benefit Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code) or group dental plans.

         (b) If Hudson satisfies its obligations under Section 6.28(a), Fresh Foods will waive waiting periods and pre-existing condition limitations under one or more group health and dental plans maintained by Fresh Foods for such Employees and their dependents and, if the first plan year of participation is a partial year, will give such employees and dependents credit toward deductible and out-of-pocket limitations for any expenses paid by such persons under Hudson's group health and dental plans during the portion of that plan year that precedes their entry into Fresh Foods' group health and dental plans.

         (c) Hudson shall retain liability for and shall pay when due all benefits under its group health and dental plans that are attributable to claims actually made (by delivery to the recordkeeper) on or before the Closing Date. Fresh Foods shall reimburse Hudson for benefits paid by Hudson under its group health and dental plans for claims by the Employees and their dependents that are incurred on or prior to the Closing Date but are made in the normal course (by delivery to the recordkeeper) after the Closing Date. Fresh Foods shall also reimburse Hudson for benefits paid by Hudson under any group health and dental plans for claims by the Employees and their dependents that are incurred after the Closing Date, reduced by any premiums paid by Fresh Foods or the Employees to Hudson after the Closing.

         (d) Hudson shall provide health continuation coverage satisfying the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for all Employees (and their eligible dependents) who incur a "qualifying event," as defined in COBRA, while employed by Hudson on or before the Closing Date. Fresh Foods shall provide health continuation coverage satisfying COBRA for all Employees (and their eligible dependents) who incur a "qualifying event," as defined in COBRA, while employed by Fresh Foods after the Closing Date.

         (e) Hudson shall be responsible for any and all severance benefits as may arise with respect to the termination of employment of any Employee with Hudson occurring on or before the Closing Date. Fresh Foods shall be responsible for any and all severance benefits as may arise with respect to the termination of employment of any Employee with Fresh Foods occurring after the Closing Date.

                                   ARTICLE 7
                       CONDITIONS TO OBLIGATIONS OF HUDSON

         The obligations of Hudson to consummate the sale of the Transferred Assets hereunder shall be subject to the satisfaction (or waiver by Hudson) at or before the Closing of each of the following conditions:

         7.1 Representations, Warranties and Covenants. Each of the representations and warranties of Fresh Foods contained in this Agreement shall be true in all material respects as of the time of the Closing with the same force and effect as though made at that time; Fresh Foods shall have performed and complied in all material respects with the respective covenants and agreements set forth herein to be performed or complied with by it at or before the Closing; and Fresh Foods shall have delivered to Hudson a certificate, signed on behalf of Fresh Foods by its President, to all such effects.

         7.2 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened before any court or governmental agency, which has resulted in the restraint or prohibition of Hudson, or in the reasonable opinion of counsel for Hudson could result in the obtaining of material damages or other relief from Hudson, in connection with this Agreement or the consummation of the transactions contemplated hereby.

         7.3 Opinion Letter of Counsel to Fresh Foods. Hudson shall have received from counsel to Fresh Foods an opinion letter dated the Closing Date in form and substance reasonably satisfactory to Hudson and its counsel.

         7.4 Required Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the Governmental Entity having authority to grant such waivers.

         7.5 Execution and Delivery of Documents. Fresh Foods shall have executed and delivered all of the documents contemplated by this Agreement to be executed and delivered by it at or prior to the Closing; and all other agreements, certificates and other documents delivered by Fresh Foods to Hudson hereunder shall be in form and substance reasonably satisfactory to counsel for Hudson.

                                   ARTICLE 8
                    CONDITIONS TO OBLIGATIONS OF FRESH FOODS

         The obligations of Fresh Foods to be performed hereunder shall be subject to the satisfaction (or waiver by Fresh Foods) at or before the Closing of each of the following conditions:

         8.1 Representations, Warranties and Covenants. Each of the Warranties of Hudson contained in this Agreement (other than those set forth in Section 3.5) shall be true in all material respects as of the time of the Closing with the same force and effect as though made at that time; Hudson shall have performed and complied in all material respects with the respective covenants and agreements set forth herein to be performed or complied with by it at or before the Closing; and Hudson shall have delivered to Fresh Foods a certificate, signed on behalf of Hudson by an authorized officer, to all such effects.

         8.2 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened before any court or governmental agency, which has resulted in the restraint or prohibition of Fresh Foods, or in the reasonable opinion of counsel for Fresh Foods could result in the obtaining of material damages or other relief from Fresh Foods, in connection with this Agreement or the consummation of the transactions contemplated hereby.

         8.3 Opinion Letter of Counsel to Hudson. Fresh Foods shall have received from counsel to Hudson an opinion letter dated the Closing Date in form and substance reasonably satisfactory to Fresh Foods and its counsel.

         8.4 Execution and Delivery of Documents. Hudson shall have executed and delivered all of the documents contemplated by this Agreement to be executed and delivered by it at or prior to the Closing, including, without limitation, the documents required in Section 2.4(b), and all other agreements, certificates and other documents delivered by Hudson to Fresh Foods hereunder shall be in form and substance reasonably satisfactory to counsel for Fresh Foods.

         8.5 No Material Adverse Change. The Business shall not have suffered any material adverse change since February 28, 1998 in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or results of operations.

         8.6 Required Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the Governmental Entity having authority to grant such waivers.

         8.7 Other Necessary Consents and Approvals. Hudson shall have obtained all consents, approvals and estoppels required under any Material Contract, all consents and approvals listed in the Disclosure Memorandum and all other consents and approvals the failure of which to obtain would have a Material Adverse Effect.

         8.8 Encumbrances. All of the Transferred Assets shall be free and clear of all Encumbrances at the Closing other than Permitted Encumbrances, if any.

         8.9 Permits. Fresh Foods shall be satisfied that it can obtain or that Hudson can transfer all Permits necessary to the continued conduct of the Business following the Closing.

         8.10 Auditor's Assurances. Deloitte & Touche, LLP shall have issued an unqualified audit report on the balance sheet, income statement and cash flow statement of the Business as of September 27, 1997 and for the fiscal year then ended.

                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1 Notices. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by overnight courier or express mail service or by postage pre-paid certified or registered mail, return receipt requested (the return receipt constituting prima facie evidence of the giving of such notice, request, demand or other communication), by personal delivery, or by fax with confirmation of receipt to the following address or such other address of which a party subsequently may give notice to all the other parties:

To Hudson:                          Hudson Foods, Inc.
                                    2210 Oaklawn Drive
                                    Springdale, AR 72762
                                    Attention: Mr. Wayne Britt
                                    Fax: (501) 290-4028

To Fresh Foods:                     Fresh Foods of North Carolina, LLC
                                    1 WSMP Drive
                                    P.O. Box 399
                                    Claremont, NC 28610
                                    Attention: Mr. James E. Harris
                                    Fax: (704) 459-3148

         9.2 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Neither party may assign its rights, duties or obligations hereunder or any part thereof to any other Person without the prior written consent of the other party.

         9.3 Entire Agreement. This Agreement, the Disclosure Memorandum, the Schedules and Exhibits hereto and all other documents delivered pursuant hereto or thereto constitute the entire agreement between the parties with respect to the transactions contemplated hereby and thereby and supersede any and all prior agreements and understandings, written or oral, between them and their Affiliates relating to any and all such transactions.

         9.4 Descriptive Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

         9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same agreement.

         9.6 Amendments and Waivers. No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion. No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

         9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of North Carolina.

         9.8 Third-Party Beneficiaries. With the exception of the parties to this Agreement and the Indemnified Parties, no Person shall have any right to claim a beneficial interest in this Agreement or any right accruing by virtue of this Agreement.

         9.9 Gender and Number. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. Singular words are to be deemed to include the plural, and vice versa.

         9.10 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

         Each party hereto has caused this Agreement to be duly executed on its behalf as of the date first set forth above.

                           FRESH FOODS OF NORTH CAROLINA, LLC


                           By:  /s/ David R. Clark
                                -------------------------------------------
                                Name:  David R. Clark
                                Title: President


                           HUDSON FOODS, INC.


                           By:  /s/ Leland Tollett
                                -------------------------------------------
                                Name:  Leland Tollett
                                Title: Chairman and Chief Executive Officer

                                   GUARANTEES

         The undersigned hereby unconditionally guarantees to Hudson Foods, Inc. the due and punctual performance of each and every obligation of Fresh Foods of North Carolina, LLC evidenced by the foregoing Asset Purchase Agreement and any other document executed thereby pursuant thereto.

                           WSMP, INC.


                           By:  /s/ David R. Clark
                                -------------------------------------------
                                Name:  David R. Clark
                                Title: President



         The undersigned hereby unconditionally guarantees to Fresh Foods of North Carolina, LLC the due and punctual performance of each and every obligation of Hudson Foods, Inc. evidenced by the foregoing Asset Purchase Agreement and any other document executed thereby pursuant thereto.


                           TYSON FOODS, INC.


                           By:  /s/ Leland Tollett
                                -------------------------------------------
                                Name:  Leland Tollett
                                Title: Chairman and Chief Executive Officer


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


                                   ATTACHMENTS

                                List of Schedules

Schedule A        Assumed Liabilities; Transferred Assets; Transferred Accounts
Schedule B        February 28, 1998 Balance Sheet

                                List of Exhibits

Exhibit A         Assumption Agreement
Exhibit B         Bill of Sale
Exhibit C         Commitment Letter and Highly Confident Letter


                              Disclosure Memorandum

Schedule 3.3      Non-Contravention
Schedule 3.4      Title to and Condition of Assets
Schedule 3.6      Changes in Business
Schedule 3.8      Contracts
Schedule 3.9      Compliance with Laws; Permits
Schedule 3.10     Regulatory Approvals
Schedule 3.11     Litigation
Schedule 3.14     Insurance
Schedule 3.17     Employee Matters
Schedule 3.19     Intellectual Property
Schedule 3.21     Administration
Schedule 3.24     Accounts Receivable



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